Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-162213
October 15, 2009
     China Real Estate Information Corporation, or our company, has filed a registration statement on Form F-1 (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents our company has filed with the SEC for more complete information about our company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may get these documents and other documents our company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, our company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling: Credit Suisse (1-800-221-1037) or UBS Investment Bank (1-888-827-7275, extension x 3884) (calling these numbers is not toll free outside the United States). You may also access our company’s most recent prospectus dated October 15, 2009 by visiting EDGAR on the SEC website at http://www.sec.gov/Archives/edgar/data/1472353/000095012309050506/h03512a4fv1za.htm.
     This free writing prospectus reflects the following amendments that were made in Amendment No. 4 to our company’s Registration Statement on Form F-1, as filed via EDGAR with the SEC on October 15, 2009.
Indication of Intention by Mr. Xin Zhou to Purchase ADSs Offered in This Offering
     Mr. Xin Zhou, the co-chairman and chief executive officer of our company, has indicated to the underwriters and our company his interest in subscribing for up to 2,700,000 ADSs offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Mr. Zhou is currently under no obligation to purchase any ADSs in this offering and his interest in purchasing ADSs in this offering is not a commitment to do so. The underwriters are currently under no obligation to sell ADSs to Mr. Zhou, and any sale of ADSs to Mr. Zhou, if at all, may satisfy his subscription in full or in part. Mr. Zhou’s subscription for ADSs is in addition to, and not a reduction of, the number of shares reserved for sale by us to some of our directors, officers, employees, distributors, dealers, business associates and related persons. The number of ADSs available for sale to the general public will be reduced to the extent that Mr. Zhou purchases those ADSs and, to the extent those ADSs are not purchased, the underwriters will offer those ADSs to the general public on the same basis as the other ADSs being offered in this offering. Mr. Zhou has agreed that in the event he purchases any ADSs in this offering, he will not transfer or dispose of, directly or indirectly, any ADSs purchased in this offering for a period of 365 days after the date of this prospectus.
Registered Office
     The registered office of our company has recently been transferred to the offices of Maples Corporate Services Limited at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

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